Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Hibbett Sports, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-21299, 333-21303, 333-21305, 333-63094, 333-96755, 333-126316, 333-126313, 333-126311, and 333-135217) of Hibbett Sports, Inc. (formerly Hibbett Sporting Goods, Inc.) and subsidiaries of our reports dated April 4, 2007, with respect to (i) the consolidated balance sheets of Hibbett Sports, Inc. and subsidiaries as of February 3, 2007 and January 28, 2006, and the related consolidated statements of operations, stockholders’ investment, and cash flows for each of the years in the three-year period ended February 3, 2007 and the related consolidated financial statement schedule; (ii) management’s assessment of the effectiveness of internal control over financial reporting as of February 3, 2007; and (iii) the effectiveness of internal control over financial reporting as of February 3, 2007, which reports appear in the February 3, 2007, Annual Report on Form 10-K of Hibbett Sports, Inc. and subsidiaries.

Our report refers to the Company's change in its method of accounting for share-based payments effective January 29, 2006.

/s/ KPMG LLP

Birmingham, Alabama

April 4, 2007